Exhibit 99.1

For Immediate Release

VPG Reports Fiscal 2025 Fourth Quarter and Twelve Months Results

MALVERN, Pa. (February 11, 2026) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement technologies, today announced its results for its fiscal 2025 fourth quarter and twelve fiscal months ended December 31, 2025.

Fourth Quarter Highlights:

•	Revenues of $80.6 million increased 10.9% from a year ago
•	Gross profit margin was 36.8%, as compared to 38.2% a year ago
•	Adjusted gross profit margin* was 37.0%, as compared to 38.3% a year ago
•	Operating margin was 1.3%, as compared to 0.3% reported a year ago
•	Adjusted operating margin* was 2.3%, as compared to 0.8% reported a year ago
•	Diluted net loss per share was $0.14, as compared to diluted net earnings per share of $ 0.06 reported a year ago
•	Adjusted diluted net earnings per share* were $ 0.07, as compared to $ 0.03 reported a year ago
•	Adjusted EBITDA* was $6.0 million with an adjusted EBITDA margin* of 7.5%
•	Cash from operating activities was $4.4 million with adjusted free cash flow* of $1.3 million

2025 Full Year Highlights:

•	Revenues of $307.2 million increased 0.2% year-over-year
•	Gross profit margin was 38.9%, as compared to 41.0% a year ago
•	Adjusted gross profit margin* was 39.2%, as compared to 41.0% a year ago
•	Operating margin was 4.5%, as compared to 5.5% reported last year
•	Adjusted operating margin* was 3.7%, as compared to 6.0% reported last year
•	Diluted net earnings per share were $ 0.40, as compared to $ 0.74 reported a year ago
•	Adjusted diluted net earnings per share* were $ 0.49, as compared to $ 0.95 reported a year ago
•	Adjusted EBITDA* was $28.2 million with an adjusted EBITDA margin* of 9.2%
•	Cash from operating activities was $14.4 million with adjusted free cash flow* of $17.3 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "In the fourth quarter we achieved continued improvement in sales and orders.  Sales grew 1.1% sequentially and were 10.9% higher than the fourth quarter a year ago.  Orders of $81.3 million grew sequentially as we achieved a positive book-to-bill ratio of 1.01, our fifth consecutive quarter of book-to-bill of 1.00 or better.  Our Sensors segment, which achieved the highest levels of bookings since 2022, recorded a book-to-bill of 1.15.  We are ramping up production of Sensors products and expect to realize higher sales beginning in the second quarter.

“Our fourth-quarter adjusted gross margin was significantly impacted by $1 million related to unfavorable product mix and $1 million of inventory reductions.  In addition, we incurred approximately $1 million of discrete inventory and manufacturing impacts, as well as a $0.4 million impact from unfavorable foreign exchange.”

Mr. Shoshani continued:  "2025 was a year of change and progress for VPG. Orders related to our growth initiatives, including components for humanoid robots, reached $37.8 million, exceeding our $30 million target for 2025. As we continue to implement fundamental organizational and strategic changes to accelerate our growth, we are increasingly optimistic for 2026 and beyond."

The Company's fourth fiscal quarter 2025 net loss attributable to VPG stockholders was $1.9 million, or $0.14 per diluted share, compared to net earnings $0.8 million, or $0.06 per diluted share, in the fourth fiscal quarter of 2024.

In the fiscal year ended December 31, 2025, net earnings attributable to VPG stockholders were $5.3 million, or $0.40 per diluted share, compared to $9.9 million, or $0.74 per diluted share, in the fiscal year ended December 31, 2024.

The fourth fiscal quarter 2025 adjusted net earnings* attributable to VPG stockholders were $1.0 million, or $0.07 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $0.4 million, or $0.03 per diluted share, for the comparable prior year period.

In the fiscal year ended December 31, 2025, adjusted net earnings* attributable to VPG stockholders were $6.5 million, or $0.49 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $12.7 million, or $0.95 per diluted share, for the comparable prior year period.

Segment Performance

The Sensors segment bookings in the fourth fiscal quarter of 2025 reached their highest level since 2022, reflecting strengthening demand mainly in Test & Measurement.

The Sensors segment revenues of $30.4  million in the fourth fiscal quarter of 2025 increased 18.0% from $25.8  million in the fourth fiscal quarter of 2024.  Sequentially, revenue decreased 3.9% compared to $31.6 million in the third fiscal quarter of 2025.  The year-over-year increase in revenues was primarily attributable to higher sales of precision resistors and strain gages in the Test and Measurement and in our Other markets.  Sequentially, the decrease primarily reflected lower sales of precision resistors in the AMS market and lower sales of strain gages in the General Industrial market, which offset higher sales of precision resistors in the Test and Measurement markets.

Adjusted gross profit margin* for the Sensors segment was 28.5% for the fourth fiscal quarter of 2025, which decreased from 32.0% in the fourth fiscal quarter of 2024 and decreased from 33.6% in the third fiscal quarter of 2025.  The year-over-year decrease in gross profit margin was primarily due to unfavorable foreign exchange rates, unfavorable product mix, and discrete inventory adjustments, partially offset by higher volume.  Sequentially, the decrease in gross profit margin was primarily due to lower volume and unfavorable product mix and foreign exchange rates.

In the fourth fiscal quarter of 2025, Weighing Solutions segment orders reached their highest quarterly level in fiscal 2025 and achieved a book-to-bill of 1.02.

The Weighing Solutions segment revenues of $27.7  million in the fourth fiscal quarter of 2025 increased 7.8% from $25.7  million in the fourth fiscal quarter of 2024.  Sequentially, revenue increased 0.7% compared to $27.5 million in the third fiscal quarter of 2025.  The year-over-year increase in revenues was mainly attributable to higher sales in the Transportation market.  Sequentially, the increase in revenues was primarily due to higher sales in the Industrial Weighing market.

Gross profit margin for the Weighing Solutions segment was 33.0% for the fourth fiscal quarter of 2025, which decreased from 34.1% in the fourth fiscal quarter of 2024 and decreased from 40.3% in the third fiscal quarter of 2025.  The year-over-year decrease in gross profit margin was primarily due to higher one-time manufacturing fixed costs, partially offset by favorable product mix.  The sequential decrease in gross profit margin primarily reflected one-time manufacturing fixed costs, reduction of inventory, and higher logistics costs.

The Measurement Systems segment in the fourth fiscal quarter of 2025 delivered adjusted gross margin* expansion above 53%, demonstrating operating leverage as volumes recover.

The Measurement Systems segment revenues of $22.4 million in the fourth fiscal quarter of 2025 increased 6.0% from $21.2  million in the fourth fiscal quarter of 2024.  Sequentially, revenue increased 9.1% compared to $20.6 million in the third fiscal quarter of 2025.  The year-over-year increase was primarily attributable to higher revenue in the Steel and AMS markets, which offset lower sales in the Transportation market.  Sequentially, the increase in revenue was primarily due to higher sales in the Steel and AMS markets.

Gross profit margin for the Measurement Systems segment was 52.8% for the fourth fiscal quarter of 2025, which increased from 50.9% in the fourth fiscal quarter of 2024 and increased from 50.5% in the third fiscal quarter of 2025.  Adjusted for acquisition purchase accounting adjustments of $0.1 million in the fourth fiscal quarter, adjusted gross margin* was 53.3%.  This compares with adjusted gross margin* of 51.2% in the fourth quarter of fiscal 2024 and adjusted gross margin* of 51.1% in the third fiscal quarter of 2025, which reflected acquisition purchase accounting adjustments of $0.1 million and $0.1 million, respectively.  The year-over-year and sequential increases in adjusted gross profit margin were primarily due to higher volume, partially offset by discrete inventory adjustments.

2026 Key Objectives

The Company's key objectives for fiscal 2026 are:

●	Mid- to high-single digit year-over-year revenue growth.
●	20% year-over-year growth in bookings from business development initiatives.
●	Approximately $6 million of planned cost-reductions.

Near-Term Outlook

“For the first fiscal quarter of 2026 at constant fourth fiscal quarter 2025 exchange rates, we expect net revenues to be in the range of $74 million to $80 million,” said Mr. Shoshani.

*Use of Non-GAAP Financial Information

We define “adjusted gross profit margin” as gross profit margin before start-up costs and acquisition purchase accounting adjustments. We define “adjusted operating margin” as operating margin before start-up costs, acquisition purchase accounting adjustments, acquisition costs, restructuring costs, severance costs, and gain on sale of asset held for sale.  We define “adjusted net earnings” and “adjusted diluted net earnings per share” as net earnings attributable to VPG stockholders before start-up costs, acquisition purchase accounting adjustments, acquisition costs, restructuring costs, severance costs, foreign currency exchange gains and losses, and gain on sale of asset held for sale and tax effect of reconciling items and discrete tax items.  We define “EBITDA” as earnings before interest, taxes, depreciation, amortization.  We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation, amortization, restructuring costs, severance costs, start-up costs, acquisition purchase accounting adjustments, acquisition costs, foreign currency exchange gains and losses, and gain on asset held for sale.

"Adjusted free cash flow" for the fourth fiscal quarter of 2025 is defined as the amount of cash generated from operating activities ($4.4 million), in excess of our capital expenditures ($3.1 million) net of proceeds from the sale of assets ($0.0 million). "Adjusted free cash flow" for the fiscal year of 2025 is defined as the amount of cash generated from operating activities ($14.4 million) in excess of our capital expenditures ($8.0 million), net of proceeds, if any, from the sale of assets ($10.9 million).

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period.  The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods.  These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast

A conference call is scheduled for Wednesday, February 11, 2026 at 9:00 a.m. ET (8:00 a.m. CT).  To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-646-844-6383 and use passcode 734319, or log on to the investor relations page of the VPG website at ir.vpgsensors.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally +1-929-458-6194 and using the passcode 594573.  The replay will also be available on the investor relations page of the VPG website at ir.vpgsensors.com for a limited time.

About VPG

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies.  Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive.  To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements

From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected.  Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.  We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Steve Cantor

Vishay Precision Group, Inc.

781-222-3516

info@vpgsensors.com

VISHAY PRECISION GROUP, INC.

Consolidated Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2025	December 31, 2024
Net revenues	$80,573	$72,653
Costs of products sold	50,907	44,882
Gross profit	29,666	27,771
Gross profit margin	36.8%	38.2%

Selling, general, and administrative expenses	27,929	27,273
Acquisition costs	—	101
Restructuring costs	697	198
Operating income	1,040	199
Operating margin	1.3%	0.3%

Other (expense) income :
Interest expense	(412)	(587)
Other	(1,332)	2,297
Other (expense) income - net	(1,744)	1,710

(Loss) Income before taxes	(704)	1,910

Income tax expense	1,235	1,222

Net loss (earning)	(1,939)	688
Less: net loss attributable to noncontrolling interests	(68)	(80)
Net loss (earnings) attributable to VPG stockholders	$(1,871)	$768

Basic (loss) earnings per share attributable to VPG stockholders	$(0.14)	$0.06
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.14)	$0.06

Weighted average shares outstanding - basic	13,279	13,239
Weighted average shares outstanding - diluted	13,279	13,252

VISHAY PRECISION GROUP, INC.

Consolidated Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2025	December 31, 2024
Net revenues	$307,202	$306,522
Costs of products sold	187,772	180,990
Gross profit	119,430	125,532
Gross profit margin	38.9%	41.0%

Selling, general, and administrative expenses	109,637	107,505
Acquisition costs	—	101
Gain on asset held for sale	(5,544)	—
Restructuring costs	1,490	1,062
Operating income	13,847	16,864
Operating margin	4.5%	5.5%

Other expense:
Interest expense	(1,937)	(2,512)
Other	(3,114)	3,212
Other expense - net	(5,051)	700

Income before taxes	8,796	17,564

Income tax expense	3,454	7,730

Net earnings	5,342	9,834
Less: net earnings (loss) attributable to noncontrolling interests	49	(77)
Net earnings attributable to VPG stockholders	$5,293	$9,911

Basic earnings per share attributable to VPG stockholders	$0.40	$0.74
Diluted earnings per share attributable to VPG stockholders	$0.40	$0.74

Weighted average shares outstanding - basic	13,261	13,353
Weighted average shares outstanding - diluted	13,314	13,386

VISHAY PRECISION GROUP, INC.

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,366	$79,272
Accounts receivable	56,348	51,200
Inventories:
Raw materials	32,760	33,013
Work in process	25,794	27,187
Finished goods	24,269	23,960
Inventories	82,823	84,160
Prepaid expenses and other current assets	20,425	17,088
Assets held for sale	—	5,229
Total current assets	246,962	236,949

Property and equipment:
Land	2,382	2,316
Buildings and improvements	78,737	68,125
Machinery and equipment	137,230	132,938
Software	11,692	10,351
Construction in progress	4,162	11,246
Accumulated depreciation	(158,123)	(145,475)
Property and equipment, net	76,080	79,501

Goodwill	47,367	46,819

Intangible assets, net	38,227	41,815
Operating lease right-of-use assets	22,892	24,316
Other assets	24,361	21,535
Total assets	$455,889	$450,935

VISHAY PRECISION GROUP, INC.

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31, 2025	December 31, 2024
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,530	$9,890
Payroll and related expenses	19,569	18,546
Other accrued expenses	20,833	19,725
Income taxes	—	880
Current portion of operating lease liabilities	4,347	3,998
Total current liabilities	55,279	53,039

Long-term debt	20,583	31,441
Deferred income taxes	3,834	3,779
Operating lease liabilities	19,547	19,928
Other liabilities	14,200	14,193
Accrued pension and other postretirement costs	6,219	6,695
Total liabilities	119,662	129,075

Commitments and contingencies

Equity:
Preferred stock, par value $1.00 per share: authorized - 1,000,000 shares; none issued	—	—
Common stock, par value $0.10 per share: authorized - 25,000,000 shares; 12,256,197 shares outstanding as of December 31, 2025 and 12,215,668 shares outstanding as of December 31, 2024	1,340	1,336
Class B convertible common stock, par value $0.10 per share: authorized - 3,000,000 shares; 1,022,887 shares outstanding as of December 31, 2025 and December 31, 2024	103	103
Treasury stock, at cost - 1,137,995 shares held at December 31, 2025 and December 31, 2024	(25,335)	(25,335)
Capital in excess of par value	204,360	202,783
Retained earnings	197,271	191,977
Accumulated other comprehensive loss	(41,367)	(48,897)
Total Vishay Precision Group, Inc. stockholders' equity	336,372	321,967
Noncontrolling interests	(145)	(107)
Total equity	336,227	321,860
Total liabilities and equity	$455,889	$450,935

VISHAY PRECISION GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited - In thousands)

	Years ended
	December 31, 2025	December 31, 2024
Operating activities
Net earnings	$5,342	$9,834
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,921	15,805
Loss (gain) on disposal of property and equipment	66	(148)
Gain on asset held for sale	(5,544)	—
Share-based compensation expense	1,792	971
Inventory write-offs for obsolescence	2,466	2,352
Deferred income taxes	(1,805)	69
Foreign currency impacts and other items	1,129	(3,249)
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(3,141)	3,244
Inventories	972	2,139
Prepaid expenses and other current assets	(2,779)	(3,962)
Trade accounts payable	402	(416)
Other current liabilities	447	(5,634)
Other non current assets and liabilities, net	(816)	(760)
Accrued pension and other postretirement costs, net	(70)	(430)
Net cash provided by operating activities	14,382	19,815
Investing activities
Capital expenditures	(8,031)	(9,163)
Proceeds from sale of property and equipment	10,932	671
Purchase of business	—	(4,409)
Net cash provided by (used in) investing activities	2,901	(12,901)
Financing activities
Debt issuance costs	—	(570)
Payments on revolving facility	(11,000)	—
Purchase of treasury stock	—	(7,815)
Distributions to noncontrolling interests	(87)	(113)
Payment of excise tax on net share repurchases	(60)	(41)
Payments of employee taxes on certain share-based arrangements	(256)	(860)
Net cash used in financing activities	(11,403)	(9,399)
Effect of exchange rate changes on cash and cash equivalents	2,214	(2,208)
Increase in cash and cash equivalents	8,094	(4,693)
Cash and cash equivalents at beginning of year	79,272	83,965
Cash and cash equivalents at end of year	$87,366	$79,272
Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$872	$949
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	$—	$60

VISHAY PRECISION GROUP, INC.

Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share

(Unaudited - In thousands except per share data)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Year Ended December 31,	2025	2024	2025	2024	2025	2024	2025	2024
As reported - GAAP	$119,430	$125,532	$13,847	$16,864	$5,293	$9,911	$0.40	$0.74
As reported - GAAP Margins	38.9%	41.0%	4.5%	5.5%	—	—	—	—
Start-up costs (a)	757	—	757	—	757	—	0.06	—
Acquisition purchase accounting adjustments (b)	221	79	221	79	221	79	0.02	0.01
Acquisition costs (c)	—	—	—	101	—	101	—	0.01
Restructuring costs	—	—	1,490	1,062	1,490	1,062	0.11	0.08
Severance cost	—	—	443	347	443	347	0.03	—
Foreign exchange loss/(gain) (d)	—	—	—	—	4,214	(1,879)	0.32	(0.14)
Less: Gain on asset held for sale (e)	—	—	5,544	—	5,544	—	0.42	—
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	353	(3,079)	0.03	(0.24)
As Adjusted - Non GAAP	$120,408	$125,611	$11,214	$18,453	$6,521	$12,700	$0.49	$0.95
As Adjusted - Non GAAP Margins	39.2%	41.0%	3.7%	6.0%

	Gross Profit		Operating Income		Net (Loss) Earnings Attributable to VPG Stockholders		Diluted (Loss) Earnings Per share
Fiscal Quarter Ended December 31,	2025	2024	2025	2024	2025	2024	2025	2024
As reported - GAAP	$29,666	$27,771	$1,040	$199	$(1,871)	$768	$(0.14)	$0.06
As reported - GAAP Margins	36.8%	38.2%	1.3%	0.3%	—	—	—	—
Start-up costs (a)	—	—	—	—	—	—	—	—
Acquisition purchase accounting adjustments (b)	110	79	110	79	110	79	0.01	0.01
Acquisition costs (c)	—	—	—	101	—	101	—	0.01
Restructuring costs	—	—	697	198	697	198	0.05	0.01
Foreign exchange loss/(gain) (d)	—	—	—	—	1,378	(1,913)	0.10	(0.15)
Less: Tax effect of reconciling items and discrete tax items (f)	—	—	—	—	(641)	(1,167)	(0.05)	(0.10)
As Adjusted - Non GAAP	$29,776	$27,850	$1,847	$577	$955	$400	$0.07	$0.03
As Adjusted - Non GAAP Margins	37.0%	38.3%	2.3%	0.8%

(a) Start-up cost 2025

(b) Acquisition purchase accounting adjustments include fair market value adjustments associated with inventory recorded as a component of costs of products sold

(c) Acquisition costs associated with the acquisition of Nokra in September 2024

(d) Impact of foreign currency exchange rates on assets and liabilities

(e) Gain on Sale of Manufacturing Facility in Kent, Washington

(f)  non-recurring valuation allowance

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted Gross Profit by segment

(Unaudited - In thousands)

	Fiscal quarter ended
	December 31, 2025	December 31, 2024	September 27, 2025
Sensors
Net revenues	$30,402	$25,755	$31,624

Gross Profit:
As reported - GAAP	8,665	8,229	10,626
As reported - GAAP Margins	28.5%	32.0%	33.6%
Start-up costs	—	-	37
As Adjusted - Non GAAP	8,665	8,229	10,663
As Adjusted - Non GAAP Margins	28.5%	32.0%	33.7%

Weighing Solutions
Net revenues	$27,739	$25,739	$27,538

Gross Profit:
As reported - GAAP	9,156	8,778	11,110
As reported - GAAP Margins	33.0%	34.1%	40.3%
As Adjusted - Non GAAP	9,156	8,778	11,110
As Adjusted - Non GAAP Margins	33.0%	34.1%	40.3%

Measurement Systems
Net revenues	$22,431	$21,160	$20,566

Gross Profit:
As reported - GAAP	11,844	10,764	10,389
As reported - GAAP Margins	52.8%	50.9%	50.5%
Acquisition purchase accounting adjustments	110	79	111
As Adjusted - Non GAAP	11,954	10,843	10,500
As Adjusted - Non GAAP Margins	53.3%	51.2%	51.1%

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted EBITDA

(Unaudited - In thousands)

	Fiscal quarter ended
	December 31, 2025	December 31, 2024	September 27, 2025
Net (loss) earnings attributable to VPG stockholders	$(1,871)	$768	$7,858
Interest Expense	412	587	425
Income tax expense	1,235	1,222	1,961
Depreciation	3,060	3,026	3,003
Amortization	983	1,007	986
Restructuring costs	697	198	214
Start-up costs (a)	—	—	37
Acquisition purchase accounting adjustments (b)	110	79	111
Acquisition costs (c)	—	101	—
Foreign exchange loss (gain) (d)	1,378	(1,913)	101
Gain on asset held for sale (e)	—	—	(5,544)
ADJUSTED EBITDA	$6,004	$5,075	$9,152
ADJUSTED EBITDA MARGIN	7.5%	7.0%	11.5%

	Year ended
	December 31, 2025	December 31, 2024
Net earnings attributable to VPG stockholders	$ 5,293	$ 9,911
Interest Expense	1,937	2,512
Income tax expense	3,455	7,730
Depreciation	11,991	12,022
Amortization	3,930	3,783
Restructuring costs	1,490	1,062
Severance cost	443	347
Start-up costs (a)	757	—
Acquisition purchase accounting adjustments (b)	221	79
Acquisition costs (c)	—	101
Foreign exchange loss (gain) (d)	4,214	(1,879)
Gain on asset held for sale (e)	(5,544)	—
ADJUSTED EBITDA	$ 28,187	$ 35,668
ADJUSTED EBITDA MARGIN	9.2%	11.6%

(a) Start-up cost 2025

(b) Acquisition purchase accounting adjustments include fair market value adjustments associated with inventory recorded as a component of costs of products sold

(c) Acquisition costs associated with the acquisition of Nokra in September 2024

(d) Impact of foreign currency exchange rates on assets and liabilities

(e) Gain on Sale of Manufacturing Facility in Kent, Washington